Exhibit 99.1

Contact:	Ron Parham Sr. Director of Investor Relations & Corp. Communications Columbia Sportswear Company (503) 985-4584
COLUMBIA SPORTSWEAR COMPANY
REPORTS FIRST QUARTER 2009 RESULTS
Highlights:
•	First quarter 2009 consolidated net sales decreased 9 percent to $272.0 million, compared to first quarter 2008 net sales of $297.4 million, including a 5 percent negative effect from changes in foreign currency exchange rates.

•	First quarter 2009 net income was $6.9 million, or $0.20 per diluted share, compared to net income of $19.9 million, or $0.56 per diluted share, for the first quarter of 2008.

•	Global fall 2009 order backlog was $608.0 million at March 31, 2009, a 15 percent decrease compared to March 31, 2008, including a 4 percent negative effect from changes in foreign currency exchange rates.

•	The company expects full year 2009 net sales to decline low double-digits on a percentage basis and operating income to decline approximately 300 to 350 basis points, compared to 2008 operating income, which included a $24.7 million impairment charge.

•	The board of directors declared a quarterly dividend of $0.16 per share, payable on May 28, 2009 to shareholders of record on May 14, 2009.

•	The company’s cash and short-term investments at March 31, 2009 totaled approximately $300 million with no long-term debt.
PORTLAND, Ore. — April 23, 2009 — Columbia Sportswear Company (NASDAQ: COLM), a global leader in the active outdoor apparel and footwear industries, today announced net sales of $272.0 million for the quarter ended March 31, 2009, a decrease of 9 percent compared to net sales of $297.4 million for the same period of 2008, with 5 percentage points of that decline resulting from changes in foreign currency exchange rates.
First quarter net income totaled $6.9 million, or $0.20 per diluted share, compared with net income of $19.9 million, or $0.56 per diluted share, for the same period of 2008.
The 9 percent decrease in first quarter 2009 net sales consisted of a 24 percent decline in the Europe, Middle-East & Africa region (EMEA) to $49.8 million, including an 8 percent negative effect from changes in foreign currency exchange rates compared with the first quarter of 2008; a 26 percent decline in Canada to $19.8 million, including an 18 percent negative effect from foreign currency exchange rates; and a 6 percent decline in the Latin America & Asia Pacific region (LAAP) to $46.1 million, including a 4 percent negative effect from foreign currency exchange rates. First quarter 2009 U.S. net sales of $156.3 million were essentially equal to net sales in the first quarter of 2008. (See “Geographical Net Sales” table below.)
Compared with the first quarter of 2008, first quarter 2009 sportswear net sales decreased 14 percent to $138.2 million and footwear net sales decreased 22 percent to $40.0 million. These decreases were partially offset by a 10 percent increase in outerwear net sales to $76.8 million and a 10 percent increase in accessories and equipment net sales to $17.0 million. (See “Categorical Net Sales” table below.)

Columbia brand net sales totaled $241.6 million in the first quarter of 2009, a decrease of 10 percent compared with the first quarter of 2008. Mountain Hardwear brand net sales increased 6 percent to $23.2 million. Net sales of Sorel, Montrail and Pacific Trail brand products were insignificant during the first quarter of both years. (See “Brand Net Sales” table below.)
The company ended the first quarter with $299.8 million in cash and short-term investments, compared with $278.1 million at March 31, 2008. Inventories declined 6 percent compared with March 31, 2008, to $223.7 million, and were 13 percent lower than at December 31, 2008.
Tim Boyle, Columbia’s president and chief executive officer, commented, “We managed our business well during the first quarter, against a very challenging retail environment in the U.S., Europe and Canada, and the headwinds created by a stronger U.S. dollar. First quarter 2009 operating expenses were lower than the first quarter of 2008, reflecting reduced selling expenses resulting from lower sales volumes and the effect of the cost control initiatives that we began implementing during 2008, including our decision to slow the pace of our branded retail store expansion and adjust our marketing investments in response to reduced 2009 revenue expectations.”
Backlog
As of March 31, 2009, fall 2009 wholesale backlog was $608.0 million, 15 percent lower than fall 2008 wholesale backlog of $714.4 million, including a 4 percent negative effect from changes in foreign currency exchange rates. The decline in wholesale backlog consisted of a mid-teens percentage decline in apparel orders and a low single-digit percentage decline in footwear orders. U.S. wholesale backlog was down low double-digits on a percentage basis. The EMEA region and Canada wholesale backlogs were each down in the mid-twenties on a percentage basis, including high single-digit and mid-teen negative effects from changes in foreign currency exchange rates, respectively. LAAP region wholesale backlog declined slightly and was not affected by changes in foreign currency exchange rates.
Consolidated wholesale backlog, which includes both global spring and fall orders at March 31, 2009, was $721.6 million, 15 percent lower than 2008 consolidated wholesale backlog of $849.8 million, including a 4 percent negative effect from changes in foreign currency exchange rates.
Mr. Boyle commented, “Our fall wholesale backlog reflects, in part, the weak global retail environment during the first quarter, coupled with the financial and credit market challenges that have led many of our customers to continue reducing their planned inventory levels for the remainder of 2009. Despite the challenging macro-economic environment, the company’s strong balance sheet is allowing our Columbia, Mountain Hardwear, Sorel and Montrail brands to continue to invest in strategic initiatives intended to create profitable growth platforms,” Boyle concluded.
2009 Financial Outlook
The dynamic nature of the current global economic environment and its impact on consumers and the financial health of our customers has reduced the predictive quality of the company’s wholesale backlog and other factors on which the company has historically based its estimates of net sales, gross margin and operating expenses as a percentage of net sales, thus limiting the company’s ability to estimate future results. All projections related to anticipated future results are forward-looking in nature and are based, in part, on the economies in key markets stabilizing during the second half of 2009, as well as on a variety of estimates and assumptions, any of which may change independently or in combination, perhaps significantly.

The company expects full year 2009 wholesale net sales to decline in the mid-teens on a percentage basis compared with 2008, based primarily on the global wholesale backlog as of March 31, 2009 and the estimated effect of changes in foreign currency exchange rates. Including expected incremental sales from the company’s direct-to-consumer business, the company expects total 2009 net sales to decline in the low double-digits on a percentage basis compared with 2008.
Full year 2009 operating margin is expected to decline approximately 300 to 350 basis points from 2008, which included a $24.7 million impairment charge. This expected decline is primarily due to fixed cost de-leverage caused by lower net sales, coupled with planned investments in our direct-to-consumer initiatives. Gross margins are expected to decline primarily due to a higher volume of close-out product sales, a more promotional retail environment, and unfavorable foreign currency hedge rates. The company currently expects a full-year tax rate of approximately 30 percent.
The company expects a low- to mid-twenty percent decline in second quarter 2009 net sales compared with the second quarter of 2008. Contributing to this decline is an anticipated shift into the third quarter of a larger portion of fall 2009 shipments to international distributors compared to fall 2008 orders, of which a larger portion were shipped in last year’s second quarter. The second quarter is the company’s lowest volume quarter of the year, which amplifies the effect on income of changes in the timing of shipments, the fixed costs associated with sourcing, merchandising, distribution and administrative functions, and the incremental fixed costs associated with the company’s expanded retail operations. Consequently, the company expects to incur a significantly higher operating loss in the second quarter of 2009 compared to last year’s second quarter.
Dividend
The board of directors approved a dividend of $0.16 per share, payable on May 28, 2009 to shareholders of record on May 14, 2009.
Conference Call
The Company will host a conference call on Thursday, April 23, 2009 at 5:00 p.m. Eastern. To participate, please dial 800-851-3059 in the United States, Conference ID #94083798. The call will also be webcast live on the investor information section of the Company’s website at www.columbia.com, where it will remain available until July 27, 2009.
About Columbia Sportswear
Founded in 1938 in Portland, Oregon, Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear manufacturers in the world and a leading seller of skiwear in the United States, the company has developed an international reputation for quality, performance, functionality and value. The company manages a portfolio of outdoor brands including Columbia Sportswear, Mountain Hardwear, Sorel, Montrail and Pacific Trail. To learn more about Columbia, please visit the company’s website at www.columbia.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating margins, currency exchange rates, tax rates and planned investments in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis, however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this press release, those described in the company’s

Annual Report on Form 10-K for the year ended December 31, 2008 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this release include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in quotas and tariffs or other duties, political instability in foreign markets, higher than expected rates of order cancellations, bankruptcies of key customers, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; increased consolidation of our retail customers; our ability to effectively deliver our products to customers in a timely manner; our reliance on product acceptance by consumers; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; our ability to integrate and manage acquired businesses; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry (which we expect to increase); business disruptions and acts of terrorism or military activities around the globe; the effective implementation and expansion of our distribution facilities; our ability to effectively implement our strategic initiatives and retail expansion plans; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. We do not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to reflect changes in events, circumstances or our expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.
- Financial tables follow-

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,
	2009	2008

Current Assets:
Cash and cash equivalents	$272,112	$276,245
Short-term investments	27,705	1,813
Accounts receivable, net	213,486	246,165
Inventories, net	223,701	238,086
Deferred income taxes	28,257	31,246
Prepaid expenses and other current assets	28,696	21,333

Total current assets	793,957	814,888

Property, plant and equipment, net	228,264	222,207
Intangibles and other non-current assets	50,833	70,562

Total assets	$1,073,054	$1,107,657

Current Liabilities:
Accounts payable	$48,398	$53,159
Accrued liabilities	51,930	60,904
Income taxes payable	6,374	5,422
Other current liabilities	66	163

Total current liabilities	106,768	119,648

Other long-term liabilities	32,285	25,182
Deferred income taxes	—	5,976
Shareholders’ equity	934,001	956,851

Total liabilities and shareholders’ equity	$1,073,054	$1,107,657

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2009	2008

Net sales	$271,966	$297,363
Cost of sales	161,471	166,808

Gross profit	110,495	130,555
	40.6%	43.9%

Selling, general, and administrative expense	102,009	103,912
Net licensing income	1,908	843

Income from operations	10,394	27,486
Interest income, net	914	2,262

Income before income tax	11,308	29,748
Income tax expense	(4,410)	(9,817)

Net income	$6,898	$19,931

Net income per share:
Basic	$0.20	$0.56
Diluted	0.20	0.56
Weighted average shares outstanding:
Basic	33,873	35,359
Diluted	33,968	35,513

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$6,898	$19,931
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	8,150	7,867
Deferred income taxes	(174)	(655)
Stock-based compensation	1,398	2,000
Other	26	93
Changes in operating assets and liabilities:
Accounts receivable	80,851	58,027
Inventories	27,539	30,877
Prepaid expenses and other current assets	728	(6,460)
Accounts payable and accrued liabilities	(65,624)	(53,256)
Other	(1,010)	2,480

Net cash provided by operating activities	58,782	60,904

CASH FLOWS FROM INVESTING ACTIVITIES:
Net sales (purchases) of short-term investments	(5,163)	80,010
Capital expenditures	(5,161)	(9,541)
Other	1	27

Net cash provided by (used in) investing activities	(10,323)	70,496

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	(307)	(40,260)
Cash dividends paid	(5,419)	(5,605)
Net (repayment of) proceeds from long-term debt	(5)	19
Proceeds from issuance of common stock	165	64
Other	15	8

Net cash used in financing activities	(5,551)	(45,774)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1,413)	(1,331)

NET INCREASE IN CASH AND CASH EQUIVALENTS	41,495	84,295
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	230,617	191,950

CASH AND CASH EQUIVALENTS, END OF PERIOD	$272,112	$276,245

NON-CASH INVESTING ACTIVITIES:
Capital expenditures incurred but not yet paid	$5,180	$4,631

COLUMBIA SPORTSWEAR COMPANY
(In millions, except percentage changes)
(Unaudited)

	Three Months Ended March 31,
	2009	2008	% Change

Geographical Net Sales to Unrelated Entities:
United States	$156.3	$155.8	—
Europe, Middle East, & Africa	49.8	65.7	(24)%
Latin America & Asia Pacific	46.1	49.0	(6)%
Canada	19.8	26.9	(26)%

Total	$272.0	$297.4	(9)%

Categorical Net Sales to Unrelated Entities:
Sportswear	$138.2	$161.1	(14)%
Outerwear	76.8	69.6	10%
Footwear	40.0	51.3	(22)%
Accessories & Equipment	17.0	15.4	10%

Total	$272.0	$297.4	(9)%

Brand Net Sales to Unrelated Entities:
Columbia	$241.6	$267.2	(10)%
Mountain Hardwear	23.2	21.8	6%
Sorel	3.0	3.7	(19)%
Montrail	2.6	3.9	(33)%
Pacific Trail	1.6	0.8	100%

Total	$272.0	$297.4	(9)%

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